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                                                                   EXHIBIT 10.31

                             GUARANTEE AGREEMENT (B)


concluded by

UGI Corporation, 460 North Gulph Road, King of Prussia, PA 19406, USA, fax number 001-610-992-3258 ("UGI") as guarantor

and

Raiffeisen Zentralbank Osterreich Aktiengesellschaft, Am Stadtpark 9, 1030 Vienna, Austria, fax number ++43-1-71707-1086 ("RZB") as beneficiary.



WHEREAS FLAGA Beteiligungs Aktiengesellschaft, An der Bundesstra(ss)e 6, 2100 Leobendorf, Austria (the "Borrower"), intends to extend to RZB on 21 September 1999 a written offer (the "Offer") to conclude a Loan Agreement (B) in the amount of EURO 16,000,000.00 (the "Loan Agreement") as attached to this Guarantee Agreement as Annex 1;

WHEREAS the Offer has not been extended, and the Loan Agreement has not been concluded to date;

WHEREAS the Offer provides that UGI guarantees the payment of all amounts payable by the Borrower under or in connection with the Loan Agreement when due;

WHEREAS UGI is willing to issue, and RZB is willing to accept such guarantee subject to the terms of this Guarantee Agreement;

NOW, THEREFORE, it is hereby agreed as follows:


1.    UGI hereby confirms that it has taken notice of all terms of the Offer.

2. UGI hereby irrevocably agrees that the Loan Agreement be concluded in accordance with the terms of the Offer.

3. As a guarantor according to Section 1357 of the Austrian Civil Code ("Burge und Zahler" gema(ss) Section 1357 ABGB), UGI hereby irrevocably guarantees in favor of RZB that the Borrower will duly fulfill all its present and future obligations under or in connection with the Loan Agreement including, without limitation, all obligations to repay principal, to pay interest and fees and, further, all payment obligations to RZB in the event that the Loan Agreement or any part thereof is or becomes invalid for any reason whatsoever (collectively the "Secured Obligations"). Whenever RZB does not receive full payment in respect of any of the Secured Obligations when due, UGI shall make such payment(s) under this Guarantee Agreement within 15 (fifteen) calendar days from receipt of a respective payment request by


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      RZB. Such payment request shall be in writing and shall be delivered by registered mail, by express mail service or by personal delivery to the address of UGI (to the attention of the Corporate Secretary) given in this Guarantee Agreement or at such other address UGI may have notified to RZB in writing. Each payment request sent by registered mail or by express mail service shall be deemed duly received by UGI on the fifth calendar day after the date of its dispatch by RZB, provided that RZB has, on the day of such dispatch, either dispatched by registered mail or by express mail service, or delivered by personal delivery, a copy of the same payment request to the law firm Bruckhaus Westrick Heller Lober in Vienna, Austria, to the attention of DDr. Georg Bahn or Dr. Paul Luiki.

4. In addition, UGI hereby irrevocably covenants, undertakes and, further, guarantees in favor of RZB according to Section 880a second case of the Austrian Civil Code ("Erfolgsgarantie" gema(ss) Section 880a zweiter Fall
      ABGB) as follows:

As at the date of the signing of this Guarantee Agreement, the rating by Standard & Poor's and Moody's mentioned in clause 4.(k) is A- (A minus) in respect of Standard & Poor's and A3 in respect of Moody's (hereinafter referred to as "A minus" rating);.

From the signing of this Guarantee Agreement until the date on which the Loan Agreement is terminated and RZB has duly received payment in respect of all Secured Obligations,

(a) UGI is a corporation duly organized and validly existing under the laws of any State of the USA; and

(b) UGI has corporate power to enter into this Guarantee Agreement and to perform its obligations hereunder, and all necessary actions required to authorize its execution of this Agreement and its performance of its obligations hereunder have been duly taken; and

(c) no government or other consents or exemptions are required to be obtained by UGI with respect to this Guarantee Agreement in order to give it validity, priority or make it enforceable or, if any such consents or exemptions are required to be obtained in order to give it validity, priority or make it enforceable, they have been or will be obtained in a timely manner, and such consents or exemptions are or will be in full force and effect, and all terms and conditions of any such consents or exemptions are and will be fully complied with in order to give it validity, priority or make it enforceable; and

(d) in order to give it validity, priority or make it enforceable, (x) this Guarantee Agreement is not required to be registered by, or sent to, any court or other authority, and (xx) no registration dues, taxes or similar charges are required to be paid in relation to this Guarantee Agreement; and

(e) UGI's obligations under this Guarantee Agreement are legal, valid and binding and enforceable in accordance with their terms; such obligations will rank at least pari passu with all its other obligations, except obligations to creditors having preference as a matter of mandatory law; and


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(f)   UGI's execution and delivery of this Guarantee Agreement and the exercise of its rights and performance of its obligations hereunder do not:

      (x) conflict with any agreement or obligation to which UGI is a party or which is binding upon it or any of its assets; or

      (xx) conflict with UGI's constitutive documents and internal rules and regulations; or

      (xxx) conflict with any law, regulation, judicial order or the like;

to an extent or in a manner having a material adverse effect on UGI; and

(g) UGI is not in breach or in default under any agreement to which it is a party or which is binding an it (or any of its assets) to an extent or in a manner which might have a material adverse effect on it; and

(h) to the best of UGI's knowledge, all information supplied by UGI to RZB in connection with this Guarantee Agreement and the Loan Agreement is true, complete and accurate in all material respects (this provision, however, does not apply in respect of financial or other projections provided to
      RZB); and

(i) UGI Utilities, Inc., a company duly organized and validly existing under laws of Pennsylvania, USA ("Utilities") is a company duly organized and validly existing under the laws of any State of the USA; and

(j)   Utilities is a company fully and directly owned and controlled by UGI, and

(k) Utilities has and continues to have a rating by two rating agencies, namely Standard & Poor's and Moody's or, in the event that Standard & Poor's and/or Moody's no longer exist, any equivalent rating agency or rating agencies; and

(l) in the event that both Standard & Poor's and Moody's (or, if Standard & Poor's and/or Moody's no longer exist, other rating agency or rating agencies according to clause 4.(k)) decrease the rating of Utilities below A- (A minus), UGI shall grant RZB an additional security for the Secured Obligations either in form of a pledge over a cash deposit held with RZB in the amount of USD 20 million (United States Dollar twenty million) or in form of a letter of credit (abstract bank guarantee under Austrian law) in the amount of USD 20 million (United States Dollar twenty million) issued by a bank with a rating of at least A- (A minus); such pledge over a cash deposit shall be established in a legal, valid and binding manner within one month, and such letter of credit shall be issued in a legal, valid and binding manner within 45 calendar days, from the day on which UGI is informed about such decrease of rating. In the event additional security is granted as set forth in this clause 4.(l), UGI is deemed to be in compliance with this clause 4.(l). In addition, if any of the aforementioned agencies thereafter increases the rating of Utilities to at least A- (A minus), RZB shall be obligated to release the additional security as obtained under clause 4.(l), and UGI shall be deemed to be in compliance with this clause 4.(l); this clause 4.(1) cannot result in RZB receiving an additional security in excess of USD 20 million under Guarantee Agreements (A), (B) and (C) collectively; and


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(m)   the Borrower is a company duly organized and validly existing under the laws of Austria with its corporate seat and headquarters in Austria; and

(n) the Borrower is a company fully owned and controlled, either directly or indirectly, by UGI; and

(o) the Borrower is not insolvent in terms of the Austrian Insolvency Codes (Ausgleichs- und Konkursordnung) until and including 31 December 2000; and

(p) UGI shall deliver to RZB copies of its audited accounts within six months after the end of the financial period for which they have been prepared; in addition, UGI shall deliver to RZB quarterly reports on its financial situation and the current rating of Utilities; and

(q) UGI shall immediately inform RZB in writing about any decrease of the rating of Utilities by Standard & Poor's or Moody's or any other rating agency.

5. All payments made or to be made by UGI under this Guarantee Agreement shall be effected in the same currency, in which the respective Secured Obligations are denominated, by transfer to any account indicated in the respective payment request of RZB free from and clear of, and without any deduction for or on account of any present or future taxes, imposts, levies, duties, charges, fees, withholdings or other deductions of any kind or nature whatsoever. Should any payments by UGI under this Guarantee Agreement be subject to any deductions whatsoever, UGI shall pay additional amounts equal to all amounts deducted with the effect that RZB receives all amounts it would have received if no deductions were made.

6. If, as a result of a payment made by UGI under clause 5., RZB will receive or be granted a credit against or remission for or deduction or relief from or in respect of any tax payable by it, which is both identifiable and quantifiable by RZB without requiring it to expend a material amount of time or incur a material cost in so identifying or quantifying (any of the foregoing, to the extent so identifiable and quantifiable, being referred to as a "Saying"), RZB shall, to the extent it can do so without prejudice to the retention of the relevant Saving and subject to UGI's obligation to repay promptly on demand by RZB the amount to RZB if the relevant Saving is subsequently disallowed or cancelled, reimburse UGI promptly after receipt of such Saying by RZB with such amount.

7. Any costs and expenses, taxes and duties arising in connection with this Guarantee Agreement -including, without limitation, any duties under the Austrian Duties Act (oGebG) - shall in any event be borne and paid by UGI.

8. This Guarantee Agreement shall immediately enter into full force and effect. It shall expire when the Loan Agreement is terminated and all Secured Obligations are duly fulfilled.

9. UGI shall not acquire any rights or claims in connection with the Loan Agreement, nor shall UGI claim or accept payment or security in respect of its obligations arising from, or any payment(s) made under this Guarantee Agreement, until the Loan Agreement is terminated and RZB has duly received payment in respect of all Secured Obligations.


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10.   As regards the rights of RZB under clause 12.1 of the Loan Agreement
      (collectively the "Rights"), the following shall apply:

(a) Subject to the provisions in clause 10.(b) and 10.(c), RZB shall not exercise the Rights, provided that and as long as UGI duly complies with the provisions of this Guarantee Agreement. Under the terms of this Guarantee Agreement, UGI is deemed to duly comply with the provisions of this Guarantee Agreement, provided that UGI duly fulfills all present and future payment or other obligations under this Guarantee Agreement, and provided further that everything guaranteed by UGI pursuant to clause 4 is and remains true and correct.

(b) In the event that both Standard & Poor's and Moody's (or, if Standard & Poor's and/or Moody's no longer exist, other rating agency or rating agencies according to clause 4.(k)) decrease the rating of Utilities by one notch from A- (A minus) to BBB+ (triple B plus) in respect of Standard & Poor's and Baa 1 in respect of Moody's (hereinafter referred to as "BBB+" rating), and RZB does not receive an additional security according to clause 4.(1), RZB shall be entitled to exercise the Rights even if UGI duly complies with the provisions of this Guarantee Agreement. For the purpose of clarification, in the event defined in the first sentence of this clause 10.(b), and subject to clause 10.(c), RZB shall not be entitled to exercise the Rights, if it has received additional securities in accordance with clause 4.(1) and UGI duly complies with all other provisions of this Guarantee Agreement, in which event the Borrower shall no longer be in default under clause 12.1(e) or clause 12.3 of the Loan Agreement. In addition, if any of the aforementioned agencies thereafter increases the rating of Utilities to at least A(A minus), RZB shall be obligated to release the additional security as obtained under clause 4.(1) without delay, and the Borrower shall no longer be in default under clause 12.1(e) or clause 12.3 of the Loan Agreement.

(c) in the event that both Standard & Poor's and Moody's (or, if Standard & Poor's and/or Moody's no longer exist, other rating agency or rating agencies according to clause 4.(k)) decrease the rating of Utilities below BBB+ (triple B plus), RZB shall be entitled to exercise the Rights even if RZB receives an additional security according to clause 4.(1) and/or UGI duly complies with all other provisions of this Guarantee Agreement.

11. Upon request of UGI, the parties hereto shall enter into negotiations for a reduction of the amounts secured under this Guarantee Agreement and/or for the elimination of the requirement of a minimum rating of Utilities, subject to the amounts outstanding under the Loan Agreement, the overall credit standing of the Borrower and the equity ratio of the Borrower.

12. This Guarantee Agreement is governed by and construed in accordance with the substantive law of Austria.


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13.   Should any disputes arise in connection with this Guarantee Agreement
      (hereinafter referred to as the "Disputes") -including, without limitation, Disputes regarding the existence or validity of this Guarantee Agreement or any part hereof, and Disputes arising in the event that this Guarantee Agreement or any part hereof is or becomes inexistent or invalid
      - the following shall apply:

      13.1. All Disputes shall be finally settled under the Rules of Arbitration and Conciliation of the International Arbitral Centre of the Austrian Federal Economic Chamber (Vienna Rules) by one or more arbitrators appointed in accordance with such Rules. The arbitral proceeding shall take place, and the arbitral award shall be rendered in Vienna, Austria. The language of arbitration shall be English.

      13.2. Notwithstanding the arbitration clause in clause 13.1., RZB shall also be entitled to instigate any legal proceedings regarding Disputes in the Commercial Court of Vienna, Austria (Handelsgericht
            Wien), or in any other court - in Austria, in the United States of America or in any third country - that has or may have or accepts jurisdiction (either by virtue of any law or legal regulation, or by virtue of any agreement, or on any other grounds).

      13.3. In any arbitral or court proceeding, the substantive law of Austria shall be applicable.

14. This Guarantee Agreement has been executed, concluded and delivered on 21 September 1999 in Bratislava, Slovakia.







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UGI Corporation                     Raiffeisen Zentralbank Osterreich
                                    Aktiengesellschaft



1 Annex (form of Offer)


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